AMENDMENT NO. 1 TO

                              AMENDED AND RESTATED

                                     BY-LAWS

                                       OF

                              OMEGA WORLDWIDE, INC.



         The first sentence of Section 4 of Article III is hereby deleted in its entirety and replaced with the following:

         Section 4. Annual Meetings. An annual meeting of the Board of Directors shall be held on a date and at the time set by the Board of Directors in each year.